Exhibit 10.5
2006 Bonus Plan
Objectives
o	Create company-wide focus on highest priority goals.

o	Reward employees for achieving value-creating milestones.

o	Attracting and retaining the best talent in the industry.
Eligibility
o	All full-time Asthmatx employees are eligible to participate.

o	Part-time Asthmatx employees may be eligible to participate on pro-rata case-by-case basis.

o	Payout will be prorated for months of service in 2006, and/or when a goal is accomplished relative to an employee’s start date.
Potential Cash and Option/Equity Payout

Potential Cash
a.	Hourly	5% of base annualized wage
b.	Exempt	15% of base annualized salary
c.	Vice Presidents	22.5% of base annualized salary
d.	CEO	30% of base annualized salary
Option/Equity Potential
In the past, the Bonus Program has included an option/equity component. Due to market-based equity adjustments outlined late in this plan, there will be no option/equity component in the 2006 Bonus Program.
2006 Bonus Goals
To be accomplished by 12/31/06. Maximum bonus payout is 100% of Potential Cash.

1.	Randomization of 150th study subject	30%

2.	Randomization of 225th study subject	30%

3.	Randomization of >225 study subjects = 0.267% per subject up to 300 total subjects	20%

4.	Complete all Alair® process validations necessary to release the product for commercialization or expanded use	20%

	Sub-total	100%